Exhibit 10(b)

             BOB EVANS FARMS, INC. AND AFFILIATES

         401K RETIREMENT PLAN SUMMARY PLAN DESCRIPTION


                         ______________


              BOB EVANS FARMS, INC. AND AFFILIATES

                      401K RETIREMENT PLAN

                    SUMMARY PLAN DESCRIPTION


              Date of Publication:  January 1, 1995




                             NOTICE

               This document is a SUMMARY of certain
          material provisions of the Bob Evans Farms, Inc. and Affiliates 401K Retirement Plan.
          Because it is only a summary, and because it has been prepared for the purpose of trying to make certain provisions of an extremely complex plan easier for you to understand, it cannot--and does not--contain all the information you would need to know in order to fully understand the Plan. A copy of the full text of the Bob Evans Farms, Inc. and Affiliates 401K Retirement Plan is available from the Plan Administrative Committee and you are urged to review the full text before making any decision about your retirement benefits.


              BOB EVANS FARMS, INC. AND AFFILIATES
                      401K RETIREMENT PLAN
                    SUMMARY PLAN DESCRIPTION

                        TABLE OF CONTENTS


Section
 Number   Section Name                                Page

    I.    INTRODUCTION . . . . . . . . . . . . . . .    1

   II.    PARTICIPATION AND ELIGIBILITY. . . . . . .    1

  III.    CONTRIBUTIONS. . . . . . . . . . . . . . .    2

   IV.    INVESTMENT OF PLAN ASSETS. . . . . . . . .    7

    V.    RETIREMENT BENEFITS. . . . . . . . . . . .    8

   VI.    DEATH BENEFITS . . . . . . . . . . . . . .   10

  VII.    TERMINATION BENEFITS . . . . . . . . . . .   11

 VIII.    WITHDRAWALS WHILE EMPLOYED . . . . . . . .   14

   IX.    WHEN BENEFITS UNDER THE PLAN MAY
            NOT BE PAYABLE . . . . . . . . . . . . .   15

    X.    PLAN TERMINATION INSURANCE . . . . . . . .   16

   XI.    TOP HEAVY PROVISIONS . . . . . . . . . . .   16

  XII.    CLAIMS AND APPEALS PROCEDURES. . . . . . .   16

 XIII.    ASSIGNMENT OF BENEFITS . . . . . . . . . .   17

  XIV.    AMENDMENT OF PLAN. . . . . . . . . . . . .   18

   XV.    TERMINATION OF PLAN. . . . . . . . . . . .   18

  XVI.    ERISA RIGHTS . . . . . . . . . . . . . . .   19

 XVII.    GENERAL INFORMATION. . . . . . . . . . . .   20




              BOB EVANS FARMS, INC. AND AFFILIATES

                      401K RETIREMENT PLAN

                    SUMMARY PLAN DESCRIPTION

I.   INTRODUCTION

          This Summary Plan Description ("SPD") outlines the main features of the Bob Evans Farms, Inc. and Affiliates 401K Retirement Plan which is in effect as of January 1, 1995 ("Plan"). As noted on the cover page of this document, this SPD contains only a summary of certain provisions of the Plan. It does not contain all the information you would need to know in order to fully understand the Plan. A copy of the complete Plan is available for your inspection at the office of the Plan Administrative Committee (the "Committee"), whose address is provided in the "General Information" section of this SPD. In addition, if you have any questions that are not answered by this SPD, you should feel free to direct those questions to the Committee.

          IN THE CASE OF ANY CONFLICT OR INCONSISTENCY BETWEEN
THE PROVISIONS OF THIS SPD AND THE COMPLETE PLAN, THE PROVISIONS
OF THE COMPLETE PLAN WILL CONTROL.

          For purposes of this SPD, the term "Employer" means Bob
Evans Farms, Inc.


II.  PARTICIPATION AND ELIGIBILITY

     A.   Eligibility Requirements

          The Plan covers all employees of the Employer, except leased employees and union employees.

          If you are a member of the class of employees covered under the Plan, you will be eligible to participate in this Plan on the January 1st or July 1st immediately following the date on which you satisfy both of the following requirements:

          -    you attain age 21; and

          - you have completed 12 consecutive months of ser-vice with the Employer (measured from your date of hire and anniversaries of such date) in which you are credited with at least 1,000 hours of service.

     B.   Enrollment

          At the time that you become eligible to participate in the Plan, you will receive an enrollment form. To enroll in the Plan, you must complete this form, sign it and return it to the 401K Coordinator at the Employer's general offices. When com-pleting the enrollment form, you will elect the amount of your compensation that you wish to contribute to the Plan as partici-pant salary deferrals (see Section III.A. of this SPD), choose your investment funds (see Section IV of this SPD) and designate your beneficiary to receive any death benefit under the Plan (see
Section VI of this SPD). If you do not wish to make participant salary deferral contributions to the Plan, you must indicate that on the enrollment form. If upon your initial eligibility to par-ticipate in the Plan you elect not to make participant salary deferral contributions, you may elect to make such contributions beginning on the first payroll after any January 1st, April 1st, July 1st and/or October 1st, provided you complete a new enrollment form at least 20 days prior to such January 1st, April 1st, July 1st or October 1st.

     C.   Former Employee Who is Rehired

          If you are a participant in the Plan and then your employment with the Employer is terminated, your participation in the Plan will terminate. If you are later reemployed by the Employer, you may rejoin the Plan on the January 1 or July 1 coinciding with or following the date of your reemployment. If you were not a participant in the Plan at the time that your employment with the Employer was terminated and you are rehired, you will be eligible to participate in the Plan on the January 1st or July 1st following the date on which you satisfy the requirements of Part A of this Section II.


III. CONTRIBUTIONS

     A.   Participant Salary Deferrals

          Each year, you may defer and authorize the Employer to contribute to the Plan on your behalf up to the lesser of the maximum dollar amount permitted by law or 15% of your compensation for that year. The maximum dollar amount is subject to change each year, based on inflation. You will be notified by the Committee each time that this amount is changed. If you do not elect to make salary deferral contributions through regular payroll deductions and if you receive a lump sum cash bonus from the Employer during the Plan Year, you may elect to have a portion of the bonus contributed to the Plan as a salary deferral, provided you so elect in writing within five days of the date that you are to receive such bonus.

Note: If you are a "Highly Compensated Employee" of the Employer, the amount of your salary deferrals may be further limited, based upon the amount of salary defer-rals made by all Non-Highly Compensated Employees. If your contributions are limited, you will be advised by the Committee. For purposes of the Plan, "Highly Compensated Employees" include certain owners, officers and executives of the Employer.

          If you elect to make contributions to the Plan through payroll deductions, you may change the amount of your regular contribution to the Plan beginning on the first payroll after any January 1st, April 1st, July 1st or October 1st, provided your request for change in amount is made in writing and received by the Committee within 20 days of such date. If you do not change your election form, the percentage of your compensation that you elected to contribute to the Plan during the preceding calendar quarter will continue in effect for the next year. For example, if you elect to contribute 3% of each paycheck to the Plan during the first quarter of 1995 and do not submit a new election form to the Committee on or before March 11, 1995, your election to contribute 3% of each paycheck will continue during the second quarter of 1995. You may stop your salary deferral contributions to the Plan at any time by giving the Committee at least 20 days' notice in writing. If you stop your contributions completely, you will be able to restart such contributions at any time by completing and submitting an Enrollment Change Form to the Committee.

Note: If your total designated payroll deductions (including salary deferral contributions under this Plan, payments for your health insurance and other contributions to the Employer's Flexible Benefit Plan) exceed the amount payable to you during a payroll period which is subject to income tax withholding, no deductions will be made from your check for that payroll period. As a result, no salary deferral contributions will be made to the Plan for such a payroll period.

          Your salary deferrals and the earnings on such defer-rals are tax deferred. This means you pay no income tax on the amounts you contribute as salary deferrals until they are with-drawn from your account. Your salary deferrals go directly into your account before federal and, generally, before state taxes are taken out. This lowers your taxable income and, therefore, lowers the current income taxes you have to pay.

          If you are not already saving part of your compensa-tion, the tax advantages of the Plan offer an attractive way for you to begin saving for retirement. If you currently are saving part of your compensation after taxes, the Plan allows you to save the same amount or even more, while you defer current taxes and increase your spendable income. Here are some examples:


                            Example 1

     Assume you are single, your annual compensation is $10,000, you claim one exemption for federal income tax purposes and you claim the standard deduction. This example points out the advantages of saving $5 per week ($260 annually) before taxes rather than after taxes.

                                   Savings        Savings
                                 After Taxes   Under the Plan

     Annual Compensation           $10,000        $10,000
     Before Tax Savings                  0           (260)
     Taxable Earnings              $10,000        $ 9,740
     Taxes:
          Federal Income Tax          (735)          (696)
          Social Security Taxes       (765)          (765)
          State Income Tax            (200)          (195)
     After-Tax Savings                (260)           -0-
     Spendable Income              $ 8,040        $ 8,084

     Increase in Spendable Income
       Through Before-Tax Savings                 $    44


                            Example 2

     Assume you are married and filing a joint return and your annual compensation is $20,000. You claim three exemptions for federal income tax purposes and you claim the standard deduction. This example points out the advantages of saving $20 per week ($1,040 annually) before taxes rather than after taxes.

                                   Savings        Savings
                                 After Taxes   Under the Plan

     Annual Compensation           $20,000        $20,000
     Before Tax Savings                -0-         (1,040)
     Taxable Earnings              $20,000        $18,960
     Taxes:
          Federal Income Tax        (1,320)        (1,164)
          Social Security Taxes     (1,530)        (1,530)
          State Income Tax            (400)          (379)
     After-Tax Savings              (1,040)           -0-
     Spendable Income              $15,710        $15,887

     Increase in Spendable Income
       Through Before-Tax Savings                 $   177


                            Example 3

     Assume you are married and filing a joint return and your annual compensation is $45,000. You claim three exemptions for federal income tax purposes and you claim the standard deduction. This example points out the advantages of saving $50 per week ($2,600 annually) before taxes rather than after taxes.

                                   Savings        Savings
                                 After Taxes   Under the Plan

     Annual Compensation           $45,000        $45,000
     Before Tax Savings                -0-         (2,600)
     Taxable Earnings              $45,000        $42,400
     Taxes:
          Federal Income Tax        (5,441)        (4,713)
          Social Security Taxes     (3,443)        (3,443)
          State Income Tax            (900)          (848)
     After-Tax Savings              (2,600)           -0-
     Spendable Income              $32,616        $33,396

     Increase in Spendable Income
       Through Before-Tax Savings                 $   780


          In addition to the savings shown in the above examples, you must also consider that contributions made to the Plan will, generally, grow at a faster rate than amounts saved in an indi-vidual savings account after taxes, because the earnings on amounts saved in the Plan will be free from federal and state income tax, until distributed; whereas, annual earnings on amounts saved in an individual savings account will be taxed each year by both the federal and state governments.

     B.   Employer Contributions

          In addition to your contributions, each year, the Employer, in the discretion of its Board of Directors, may make contributions to the Plan. Employer contributions may be made to the Plan in one, or in a combination of, the following forms:

          -    base contributions

          -    matching contributions

          -    profit sharing contributions

          1.   Base Contributions

               This type of contribution is an identical flat dollar contribution made on behalf of each participant in the Plan, even those participants who do not make participant salary deferral contributions during the year. For example, the Employer's Board of Directors might decide to contribute $100 to the Plan on behalf of each participant. To be eligible to receive this type of contribution, you must be a participant in the Plan who worked at least 1,000 hours for the Employer during the Plan Year for which the contribution is made. Base con-tributions made to the Plan by the Employer will be treated like participant salary deferral contributions; therefore, you will always be 100% vested (see Section VII of this SPD) in such con-tributions made on your behalf.

          Base contributions, if any, will be made to the Plan separately for the employees of each division of the Employer. That is, the Employer's Board of Directors will establish, each year, the amount of the base contributions to be made to the Plan on behalf of employees of Owens Country Sausage, Inc.; employees of the restaurant division of Bob Evans Farms, Inc., employees of the sausage division of Bob Evans Farms, Inc., and employees of the administrative group of Bob Evans Farms, Inc., employees of Hickory Specialties and employees of Mrs. Giles Country Kitchen.

          2.   Matching Contributions

               This type of contribution is made by the Employer to match a portion of your salary deferral contributions. The amount of this matching contribution, if any, will be determined annually by the Employer's Board of Directors. To be eligible to receive this type of contribution, you must have made salary deferral contributions to the Plan during the Plan Year for which the contribution is made and be employed by the Employer on the last day of such Plan Year (December 31st).

          3.   Profit Sharing Contributions

               This type of contribution is similar to the annual contribution previously made by the Employer to the Profit Shar-ing Plan. Under this type of contribution, the Employer contrib-utes a specified amount which is divided, on a pro-rata basis, among all participants who are eligible to share in such contri-bution. If the Employer's Board of Directors elects to make a profit sharing contribution to the Plan, such contribution will be allocated to each participant in the Plan (even those who did not make salary deferrals), based upon the ratio of his or her compensation for the Plan Year for which such contribution is made compared to the total compensation paid to all participants for such Plan Year. To be eligible to receive this type of contribution, you must be a participant in the Plan who is employed by the Employer on the last day of the Plan Year for which such contribution is made (December 31st).

     C.   Rollover Contributions

          To the extent permitted by the Committee, each employee of the Employer may "roll over" into the Plan, distributions from other qualified plans or certain individual retirement accounts
(IRA's). Such contributions will be known as "rollover contributions."

     D.   Limitations on Contributions

          Annual additions to your account in the Plan may not exceed the lesser of $30,000 (or higher if authorized by govern-ment regulations) or 25% of your Compensation. Generally, annual additions to your account will include:

          (a)  your salary deferrals;

          (b)  Employer base contributions, if any;

          (c)  Employer matching contributions, if any; and

          (d)  Employer profit sharing contributions, if any.

     E.   Compensation

          For purposes of this Plan, generally, "Compensation" includes all cash compensation reflected on your Form W-2 plus any Participant deferrals made to this Plan and contributions made to the Employer's cafeteria plan. However, pursuant to current law, for purposes of the Plan, annual compensation in excess of $150,000 (increased by the IRS) will not be considered.


IV.  INVESTMENT OF PLAN ASSETS

          Each month your salary deferrals will be deposited into an account held in your name. The earnings on these contribu-tions will be added to your account balance on a quarterly basis. The Employer's contributions (base, matching and profit sharing) will be allocated, on an annual basis, to separate accounts held in your name and also yield earnings which will be credited to such accounts. In the discretion of the Employer, expenses incurred in the administration of the Plan may be charged against any earnings from the investment of Plan assets. Once per Plan Year you will receive a written statement regarding the amounts credited to your accounts under the Plan.

          The Committee will establish one or more Investment Funds for the investment of your salary deferral contributions and rollover contributions (if any) under the Plan. The Trustee, or investment managers hired by the Employer, will choose how the Employer's contributions (base, matching and profit sharing) will be invested. You will direct how your salary deferral contributions, if any, and rollover contributions, if any, will be invested (pursuant to rules established by the Committee) between the available Investment Funds. Periodically, the Committee will provide you with an explanation of the Investment Funds to which you may direct your investments. Once each year (prior to January 1st), you may elect to change the percentages of your contributions which are allocated among the available Investment Funds. If you do not change your election, your investments will remain the same as they were in the preceding year.


V.   RETIREMENT BENEFITS

     A.   When You Can Retire

          You can retire and receive your retirement benefit under the Plan on any one of the following dates:

          -    Normal Retirement Date:  Your 62nd birthday.

          - Early Retirement Date: You may retire early following your 55th birthday, provided you have completed at least 7 years of service with the Employer.

          - Late Retirement Date: You may continue to work for the Employer past age 62. If you continue to work past age 62, your late retirement date will be the date you actually retire.

          - Disability Retirement Date: You may retire and receive a retirement benefit, if you are deter-mined by the Committee to be totally and perma-nently disabled.

     B.   Amount of Retirement Benefits

          At normal, early or late retirement, you will be entitled to receive the value of your account as of the March 31st, June 30th, September 30th or December 31st following your retirement date. This amount will include:

          - your salary deferrals, with earnings, if any, as of such date;

          - your rollover contributions, with earnings, if any, as of such date; and

          - the Employer's contributions (base, matching and profit sharing), with earnings, if any, as of such date.

     C.   Disability Retirement

          If you become totally and permanently disabled, you will receive a disability retirement benefit under the Plan equal to the value of your account as of the March 31st, June 30th, September 30th or December 31st following the date of your disability. You are considered "totally and permanently disabled" if a licensed physician selected by the Committee determines that you are unable to engage in any substantial gain-ful activity because of a medically determinable physical or mental impairment expected to result in your death or to be of long, continued and indefinite duration.

     D.   Payment of Retirement Benefits

          Retirement and disability retirement benefits can be paid to you in one of several ways. All payment methods are equal in value, but monthly benefit amounts will differ depending on the payment form you select. If you choose a form that guar-antees continued benefits to a beneficiary after your death, the monthly benefit payable during your life will be actuarially reduced to provide that guarantee.

          1.   Automatic Payment Form

               If you are married at the time that you are eligible to receive your benefit, such benefit will be paid auto-matically as a 50% joint and survivor annuity with your spouse as beneficiary unless you elect an optional form of payment (with the written consent of your spouse) within 90 days of the date on which benefit payments would begin. This payment method provides monthly benefits for your lifetime with a guarantee that when you die, 50% of your monthly benefit will be paid to your spouse for his or her lifetime.

               If you are not married when you are eligible for your benefit and you do not elect a payment option (see "Optional Payment Forms" below), your retirement benefit will be paid auto-matically as a life annuity. This option provides monthly bene-fits for your lifetime. Payments stop when you die.

          2.   Optional Payment Forms

               You may elect to receive your benefit under the Plan in a form other than those described above. These options include (i) a lump-sum payment; (ii) periodic payments (monthly, quarterly, semiannually or annually) over a period of time not to exceed ten years; or (iii) payment pursuant to an annuity con-tract purchased from a life insurance company.

               If you are married at the time that you are eligi-ble for retirement or disability retirement benefits and you elect a payment option other than the Automatic Payment Form described above (50% joint and survivor annuity), your spouse's written consent to such election will be required. The consent must be witnessed by a notary public or a Plan representative and include a statement acknowledging that your spouse is waiving benefits to which he or she is entitled under the law.

               For purposes of this Plan, your "spouse" is the person to whom you are married at the time that you are eligible for benefits or, to the extent provided in a Qualified Domestic
Relations Order, any individual to whom you were formerly married.

          3.   Direct Transfer and Withholding Rules

          Beginning January 1, 1993, new rules took effect with respect to withholding of federal income tax on many forms of Plan distributions. In many cases, the Committee may be required to withhold taxes on distributions that are made to you unless the Committee makes the distribution on your behalf directly to an IRA or to another qualified retirement plan. The Committee will give you more information about these new rules before you receive any distributions under the Plan.

          4.   When Benefits Must Be Paid

               You must begin to receive your benefits under the Plan by the April 1st following the calendar year in which you attain age 70 1/2, even if you are still employed by the Employer.


VI.  DEATH BENEFITS

          If you die before retirement while still employed by the Employer, your designated beneficiary or beneficiaries will receive the value of your account under the Plan as of the March 31st, June 30th, September 30th or December 31st following the date of your death. You are required to keep on file with the Committee a written designation of one or more beneficiaries who, if you should die, would receive this death benefit. The value of your account will be paid to the beneficiary or beneficiaries you named upon your death in one of the optional payment forms, elected by the beneficiary, described in Section V.D.2.

          If, at the time of your death, you are married, your spouse will automatically be considered the sole primary benefi-ciary of your death benefit under the Plan, unless he/she had earlier (prior to your death) consented in writing to the desig-nation of an alternate beneficiary or beneficiaries.

          If your spouse has validly waived any right to your death benefit or your spouse cannot be located in order to waive such right, your benefit will be paid to any beneficiary you have chosen.

          For purposes of this section, your "spouse" is the person to whom you are married at the time of your death or, to the extent provided in a Qualified Domestic Relations Order, any individual to whom you were formerly married.


VII. TERMINATION BENEFITS

     A.   If Your Employment is Terminated Before Retirement,
          Death or Disability

          If your employment with the Employer is terminated for any reason prior to your retirement, disability or death, you may still be entitled to a benefit under the Plan. You will be entitled to a benefit upon your termination of employment with the Employer only if you are vested in some part of the total value of your account. To be "vested" means to have a nonfor-feitable right to a benefit from the Plan.

          How much of your account is vested depends partly on where the money in your account comes from and partly on how long you have worked for the Employer. The portion of the value of your account derived from your salary deferrals, from Employer base contributions and from your rollover contributions are always fully vested. All Employer matching and profit sharing contributions vest over time, based upon your years of service with the Employer, in accordance with the following schedule:

          Years of Service              Vested Percentage

                1                               0%
                2                               0%
                3                              20%
                4                              40%
                5                              60%
                6                              80%
                7                             100%

          If your employment with the Employer is terminated prior to your retirement, disability or death, you will be entitled to receive the vested value of your account as of the March 31st, June 30th, September 30th or December 31st following the date of your termination of employment. For purposes of determining your vested portion of the Employer matching and profit sharing contributions credited to your account, your "years of service" are all Plan Years in which you complete at least 1,000 hours of service for the Employer.

          If you terminate your employment with the Employer prior to retirement, disability or death, and the vested value of your account does not exceed (or at the time of any prior distribution did not exceed) $3,500, the Committee will have the Plan pay your benefit as soon as administratively possible, in one lump sum. And, if the vested value of your account exceeds (or at the time of any prior distribution exceeded) $3,500, the Committee will pay your benefit as soon as administratively possible, in one lump sum, but only if the Committee obtains your written consent and the written consent of your spouse, if you have one. If you (and your spouse, if applicable) do not consent to a lump-sum distribution of your vested account in excess of $3,500, such vested account will be paid to you in accordance with the provisions of Section V.D. at the time that you would have otherwise been eligible for either early or normal retirement.

     B.   If Your Employment is Terminated and Then You Are
          Rehired

          1.   Vested Employees Who Have Not Received Benefits

               If you are vested in any part of the portion of your account which is attributable to Employer matching and profit sharing contributions when your employment with the Employer is terminated and you do not receive a distribution of such account upon your termination of employment, if you are later rehired, the "years of service" you accumulated before you left will be added to the years of service you earn after you return in calculating the vested value of your account. This rule applies no matter how long you are gone from the Employer.

          2.   Non-Vested Employees

               If you are not vested in any part of the portion of your account which is attributable to Employer matching and profit sharing contributions when your employment with the Employer is terminated (you had less than three years of service) and you are later rehired, the years of service you earned before you left will be counted in calculating the vested value of your account only if you are gone less than five years.

     Example:

     Assume you leave the Employer and are rehired four years later. Since you were gone less than five years, the years of service you earned before you left will be added to your years of service after your return in determining the vested value of the portion of your account which is attributable to Employer matching and profit sharing contributions. Therefore, if you had one year of service when you left and you work four years after your return, you would be considered to have five years of service.

          3.   Vested Employees--Payment of Partial Benefits at
               Termination

               If at the time you terminate employment (a) you are vested in some but not all of the Employer matching and profit sharing contributions which have been allocated to your account; and (b) you are paid the full amount of your vested benefits, then, if you return to work, you will lose your rights in the unvested portion of the Employer matching and profit sharing contributions that were allocated to your account at the time of your termination unless you repay the full amount of the vested benefits that were distributed to you by the earlier of:

          - five years after the date on which you are rehired, or

          - the date on which you incur five consecutive one-year breaks in service.

     Example

          Assume that at the time you terminate the Employer had contributed $1,000 to your account and that you were then vested in 40% of that amount ($400). Assume further that, at the time of your termination, the $400 vested amount was paid to you in full. Under those facts, if you return to work but do not repay the $400 within the time periods stated above, your right to the portion of your account which was unvested at the time of your termination ($600) will be completely for-feited. However, if you repay the $400 within the time period stated above, your rights in the $600 will be reinstated and the years of service that you earn after your return to work will be counted in determining your vested rights in that $600.

          4.   Vested Employees--Rehired After Applying For
               Distribution, but Prior to Receipt of Distribution

               If you terminate your employment and apply for a distribution of your vested account, but are reemployed by the Employer before you receive that distribution, your application for distribution will be considered void. However, upon your reemployment, your account balance will remain unchanged and you will be eligible to again make Participant deferrals to the Plan.

     C.   Forfeitures

          If you are not vested in the entire value of your account when your employment with the Employer is terminated and you incur five consecutive one-year breaks in service, you will forfeit the non-vested portion of such account. Also, if your employment with the Employer is terminated and you receive a distribution of the vested portion of your account, you will for-feit the non-vested portion of such account immediately upon receiving your distribution. A one-year break in service for purposes of the Plan is any Plan Year in which you are not credited with at least 501 hours of service.

          Forfeitures from participant accounts arising each Plan Year from profit sharing contributions will be allocated to the accounts of all remaining participants in the same way that profit sharing contributions are allocated (see Section III). Forfeitures arising each Plan Year from Employer matching contri-butions will be used to reduce Employer matching contributions to be made in the year in which such forfeitures arise.


VIII. WITHDRAWALS WHILE EMPLOYED

          Under federal law and the provisions of the Plan, the portion of your account contributed as salary deferrals and Employer base contributions may be distributed to you or your beneficiary only after the earliest occurrence of the following events:

          -    your separation from service with the Employer;

          -    your death;

          -    your disability;

          -    your retirement; or

          - termination of the Plan (provided a total dis-tribution is made and the Employer does not establish a successor plan).

          However, subject to Committee approval, you may, upon 30 days' written notice to the Committee, withdraw your salary deferral contributions (but not earnings on such contributions) if you are experiencing a financial hardship. For this purpose, a financial hardship is any of the following:

          - medical expenses incurred by you, your spouse or dependents;

          - costs directly related to purchase (excluding mortgage payments) of your principal residence;

          - payment of tuition and related educational fees for the next 12 months of post-secondary education for you, your spouse, children or dependents; or

          - expenditures to stave off eviction from your principal residence or foreclosure of a mortgage on the same.

          In addition, in order to receive a distribution due to financial hardship under the Plan, you must either

          - certify to the Committee that you have no other source of funds to meet such hardship; or

          - agree to cease making salary deferral contribu-tions to the Plan for a period of 12 months.

          If you are eligible for a hardship distribution, the amount of such distribution must be at least $100 and may not exceed the amount necessary to meet your financial hardship plus amounts reasonably anticipated to pay taxes and penalties on such distribution. Under present law, amounts withdrawn from your salary deferral contributions may be subject to a 10% federal excise tax in addition to regular income taxes. Also, your hardship distribution (if $200 or more) will be subject to the 20% withholding requirement on all distributions which are not directly transferred to either an IRA or to another qualified retirement plan.


IX.  WHEN BENEFITS UNDER THE PLAN MAY NOT BE PAYABLE

          In certain situations, you may not receive benefits or you may receive smaller benefits than you expected. These situa-tions include:

          - if you terminate employment with the Employer before becoming a participant in the Plan;

          - if you leave the Employer before becoming fully vested in your entire account;

          - if the value of the investments in the trust fund falls below the amounts paid for them;

          - if you or your beneficiary fail to make a timely appeal for denied benefits; or

          - if the Committee cannot locate you when your benefit is payable. Neither the Trustee nor the Committee is obligated to search for either you or your beneficiary. It is important that you or your beneficiary keep a current address on file with the Committee.


X.   PLAN TERMINATION INSURANCE

          Because this is a defined contribution plan, benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation under Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA"). A defined contribution plan is, by definition, a "fully funded" plan which assumes that benefits to be provided by the Plan will be available to participants in the event of Plan termination.


XI.  TOP HEAVY PROVISIONS

          Under the tax laws, the Plan is required to contain provisions which will become operative if it becomes "top heavy" sometime in the future. A plan is considered top heavy only if the value of the accounts of key employees is more than 60% of the sum of the accounts of all employees. For this purpose, "key employees" include certain officers and shareholders of the Employer as described in Section 416(i) of the Internal Revenue Code. In view of the large number of non-key employees benefited by this Plan, it is very unlikely that the Plan will ever become top heavy. If it does, vesting would accelerate and certain minimum allocations would have to be provided by the Employer. A more detailed explanation of these provisions will be provided if and when the Plan becomes top heavy.


XII. CLAIMS AND APPEALS PROCEDURES

          About 90 days before you plan to retire, you should obtain a retirement benefit application form from the Committee. In completing the form you should specify the method of payment and the date you want payments to begin. Normally, you will receive information on the different forms of payment within a reasonable time before your retirement date. If for any reason you do not receive this information, contact the Committee. Proofs of applicable dates, such as birth certificates for you and your spouse, may be required. The form, along with the required proofs, should be submitted to the Committee. You may change your payment election at any time before you retire and benefit payments begin. However, if you are married, your spouse must consent in writing to certain changes in beneficiary or mode of payment. Any claim for disability, death or termination benefits should also be submitted, in writing, to the Committee by either you or your beneficiary (in the case of your death) within 90 days of the date benefits would be paid from the Plan.

          The Committee will review the application form and all proofs and will decide whether or not a benefit is actually due.
In some cases, your claim for benefits may be denied.

          If your claim is denied, in whole or in part, you will receive a written notice of the denial, including:

          -    the specific reasons for the denial;

          -    the Plan provisions on which the denial is based;

          - any additional information or material necessary to complete the claim along with an explanation of why it is needed; and

          - an explanation of the Plan's claim review proce-dures.

          If you feel the determination is incorrect, you have the right to have the benefit denial reviewed. Your request for a review must be in writing and submitted to the Committee within 60 days after you receive written notification of a denial of a claim. The Committee will complete a review of your appeal and send you a final written decision. The decision will include the specific reasons for the decision with reference to the pertinent Plan provisions on which the decision is based.


XIII. ASSIGNMENT OF BENEFITS

          Benefits provided under your retirement Plan cannot be pledged, assigned, encumbered or garnisheed in payment of any debt. However, the Plan will comply with Qualified Domestic Relations Orders providing child support, alimony or marital property rights to spouses, former spouses, children or other payees. Such an order must specify

          - the names and addresses of the Plan participant and each payee;

          - the amount or percentage of the participant's benefit to be paid (or how the amount is to be determined); and

          - the number of payments or the time period payments are required.

          The order cannot

          - provide benefits be paid in any form or amount inconsistent with Plan provisions; or

          -    be inconsistent with any other existing order.

          Effective January 1, 1995, the Plan began to accept Qualified Domestic Relations Orders which provide for an immediate distribution to an alternate payee, even where the participant continues to be employed by the Employer. However, no such immediate distribution will be made unless the Committee receives an order which specifically provides for such a distribution.

          Should the Plan receive a Qualified Domestic Relations
Order which affects your benefits, you will be notified.


XIV. AMENDMENT OF PLAN

          The Employer (through its Board of Directors), in its discretion, may amend the Plan, provided that such amendment does not diminish the nonforfeitable rights of any participant in the Plan or remove an optional form of payment of benefits.


XV.  TERMINATION OF PLAN

          Although it is the Employer's intent to maintain this Plan indefinitely, federal regulations require that participants be notified that the Plan may be terminated at any time, at the discretion of the Employer. Upon termination of the Plan or upon liquidation of the Employer, after payment of all expenses and after all adjustments of participants' accounts, each participant shall become fully vested in the value of his account. The Employer may provide at termination that participant balances are to be distributed immediately to participants; or it may discon-tinue the Employer's funding obligations, "freeze" the Plan and pay benefits at such time as participants otherwise become eligible for payment under the Plan.


XVI.   ERISA RIGHTS

          ERISA gives you legal rights under your Plan.

          ERISA provides that all Plan participants have a legal right to

          - examine, without charge, at the Committee's office and at other specific locations, all Plan docu-ments, including insurance contracts and copies of all documents filed by the Plan with the United States Department of Labor, such as detailed annual reports and Plan descriptions;

          - obtain copies of all Plan documents and other Plan information upon written request to the Committee.
               The Committee may make a reasonable charge for the copies;

          - receive a summary of the Plan's annual financial reports. The Committee is required by law to furnish each participant with a copy of this summary annual report;

          - obtain a statement telling you whether you have a right to receive a pension at normal retirement age (age 62) and, if so, what your benefits would be at normal retirement age if you stopped working under the Plan now. If you do not have a right to a pension, the statement will tell you how many more years you have to work to get a right to a pension. This statement must be requested in writing and is not required to be given more than once a year. This Plan must provide the statement free of charge.

          In addition to creating rights for Plan participants, ERISA imposes duties on the people who are responsible for the operation of employee benefit plans. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining benefits or exercising your rights under ERISA.

          If your claim for benefits is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Committee review and reconsider the claim.

          Under ERISA, there are steps you can take to enforce your legal rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Committee to provide the materials and pay you up to $100 a day until you receive the materials, unless they were not sent because of reasons beyond the Committee's control.

          If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court.

          If it should happen that Plan fiduciaries misuse Plan money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay the court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

          If you have any questions about this Plan, you should contact the Committee. If you have any questions about the information above or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.


XVII. GENERAL INFORMATION

     A.   Plan Sponsor

          Bob Evans Farms, Inc.
          3776 South High Street
          P. O. Box 07863
          Columbus, Ohio  43207-0863
          (614) 491-2225

     B.   Plan Name and Number

          Bob Evans Farms, Inc. and Affiliates
          401K Retirement Plan
          Plan No. 001

     C.   Effective Date of Plan

          Profit Sharing Plan originally effective April 16,
          1962.  Amendment of Profit Sharing Plan to 401K
          Retirement Plan effective May 1, 1990.  Amended and
          Restated 401K Retirement Plan effective January 1, 1994.

     D.   Employer's Identification Number

          31-4421866

     E.   Type of Plan

          Defined contribution plan

     F.   Plan Year

          January 1 - December 31

     G.   Agent For Legal Process

          Legal matters concerning the Plan may be directed to Mr. David P. McHolland; Bob Evans Farms, Inc.;
          3776 South High Street; P. O. Box 07863; Columbus, Ohio
          43207-0863.

          Legal process can also be made upon the Plan Trustee or the Committee.

     H.   Trust and Trustee

          This Plan is administered under a written plan and trust agreement between the Trustee and the Employer.

          The Trustee is responsible for the investment of the assets of the Plan. The Trustee may appoint such persons or companies as it deems necessary to carry out its responsibilities.

          All money contributed to the Plan, including any investment earnings, will be used only for the benefit of Plan participants and their beneficiaries.

          The name and address of the Trustee for the Plan are:

          National City Bank
          155 East Broad Street
          Columbus, Ohio  43251

     I.   Plan Administration

          The Plan is administered by a Committee appointed by the Board of Directors of Bob Evans Farms, Inc. The members of the Committee shall continue to serve in their capacity until they either resign or are removed by the Board of Directors of Bob Evans Farms, Inc.

          The name, address and business telephone number of the Committee are:

          Deferral Plan Committee
          3776 South High Street
          P. O. Box 07863
          Columbus, Ohio  43207-0863
          (614) 491-2225




                            REMINDER

                    This is only a SUMMARY of the
               provisions of the Plan.  It is not a
               binding legal document. Only the actual plan document itself defines your rights and obligations.